UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) April 2, 2014

The St. Joe Company
(Exact Name of Registrant as Specified in its Charter)

Florida	1-10466	59-0432511
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

133 South WaterSound Parkway WaterSound, Florida	32413
(Address of Principal Executive Offices)	(Zip Code)

(850) 231-6400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.    Completion of Acquisition or Disposition of Assets.

On April 2, 2014, The St. Joe Company (the “Company”) completed its previously announced sale to an affiliate of Mattamy (Jacksonville) Partnership d/b/a Mattamy Homes (“Mattamy”), of approximately 4,057 acres of real property, which constitutes the RiverTown community in St. Johns County, Florida, along with all of the Company’s related development or developer rights, founder’s rights and certain tangible and intangible personal property (the “RiverTown Sale”). As consideration for the RiverTown Sale, Mattamy (1) paid $43.6 million in cash and a note, (2) assumed, at closing, the Company’s Rivers Edge Community Development District (“Rivers Edge CDD”) obligations ($11.0 million as of the date of closing) and (3) agreed, post-closing, to purchase certain RiverTown community related impact fee credits from us as the RiverTown community is developed (the “RiverTown Sale”).

Mattamy paid the Company $24 million in cash and $19.6 million in the form of a purchase money note (the “RiverTown Note”). The RiverTown Note bears interest at 5.25% per annum, matures on June 30, 2015 and is payable as follows: (i) accrued interest on September 30, 2014, (ii) accrued interest plus $1.0 million of principal on March 30, 2015 and (iii) all accrued interest and remaining principal on June 30, 2015. The RiverTown Note is secured by a mortgage imposing a first priority security lien on the real property included in the RiverTown Sale.

Based on Mattamy’s current development plans and St. Johns County’s current rates for impact fees, the Company estimates that it may receive $20 million to $26 million for the impact fees over the five-year period following the closing (most of which, the Company could receive at the end of that five-year period). However, the actual additional consideration received for the impact fees, will be based on Mattamy’s actual development of the RiverTown Community, the timing of Mattamy’s development of the RiverTown Community and the impact fee rates at the time of such development (as determined by St. Johns County’s then current impact fee rate schedule), which are all factors beyond the Company's control. Consequently, the following Unaudited Pro Forma Consolidated Financial Information do not reflect the receipt of any funds arising from the purchase of impact fees. The Company cannot provide any assurance as to the amount or timing of any payments it may receive for the impact fees.

Descriptions of the material terms and conditions of the Agreement for Sale and Purchase executed on December 31, 2013 by and between the Company and Mattamy and the Amendment to Agreement for Sale and Purchase executed on March 19, 2014 by and between the Company and Mattamy were included under Item 1.01 of the Current Reports on Form 8-K filed on January 6, 2014 and March 25, 2014, respectively, and such descriptions are incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(b)    Pro forma financial information.
Filed as Exhibit 99.1 hereto is the unaudited pro forma financial information of the Company, which includes the unaudited pro forma consolidated balance sheet of the Company as of December 31, 2013 and the unaudited pro forma consolidated statement of operations of the Company for the year ended December 31, 2013.
(d)    Exhibits

Exhibit No	Description

99.1	Unaudited Pro Forma Consolidated Financial Information

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
THE ST. JOE COMPANY

By: /s/ Marek Bakun_________________________________
Marek Bakun
Chief Financial Officer

Date: April 8, 2014